Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone (441) 292 8515
Fax (441) 292 5280

Press Release

Contact:	David Radulski	Roger R. Scotton
	Investor Relations	Media Relations
	(441) 294 7460	(441) 294 7165

XL CAPITAL LTD ANNOUNCES MANAGEMENT CHANGES IN ITS
INSURANCE SEGMENT

Hamilton, Bermuda — January 9, 2006 — XL Capital Ltd (NYSE: XL) ("XL" or the "Company") today announced changes within its insurance segment, known as XL Insurance.

Clive R. Tobin, Chief Executive of XL’s Insurance Operations, stated that David B. Duclos, formerly Chief Underwriting Officer for Specialty Lines, would assume the position of Chief Operating Officer for XL Insurance, reporting to Mr. Tobin. In this capacity, Mr. Duclos will be responsible for the underwriting, sales and regional management of XL’s worldwide insurance operations.

“By positioning our insurance underwriting and regional management under Dave, we believe we will be able to deliver more robust and better integrated support to our customers across all of our platforms. I am confident that Dave’s background and management strength will enable him to lead this very critical part of our business,” said Mr. Tobin. “Dave’s oversight of our operations will enable me to focus more attention on strategic business and marketing opportunities, and I am confident that this realignment will enable us to continue the substantial progress we have made in our insurance segment over recent years,” added Mr. Tobin.

Dermot O’Donohoe will assume Mr. Duclos’ former role as Chief Underwriting Officer for Specialty Lines. He will remain head of XL’s UK and Ireland region until a successor is named. Mr. O’Donohoe will report to Mr. Duclos in his new role, as will the current heads of business lines and regions within XL’s insurance segment.

“These changes are the next step in a process we started two years ago to more fully integrate operations in XL Insurance. We have made great progress towards the goals we set then and it is now time to move on to the next stage. I am confident that we have assembled the right team to lead this effort,” said Mr. Tobin.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders' equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans and expectations. Actual results may differ materially from those included in such forward-looking statements and, therefore, you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely realization of the expected benefits associated with recent changes in management and (b) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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